Exhibit 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference into the Company's previously filed Registration Statements on Form S-8 for the Anuhco, Inc. 1992 Incentive Stock Plan, File No. 33-51494, and the Stock Option Agreement by and between Anuhco, Inc. and C. Ted McCarter, effective may 31, 1995, File No. 33-62553, of our report dated February 4, 1998 on our audit of the consolidated financial statements and financial statement schedule of TransFinancial Holdings, Inc. (formerly Anuhco, Inc.) as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995,, which report is incorporated by reference in this Annual Report on Form 10-K.



                                   /s/ Coopers & Lybrand L.L.P.

                                   COOPERS & LYBRAND L.L.P.




Kansas City, Missouri
March 30, 1998